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                                                                    EXHIBIT 99.1

                             JOINT FILING AGREEMENT

         This Agreement is dated as of November 29, 2000, by and between Lam King Ko, Alfred ("Mr. Lam"), and Buller Services Corporation, a British Virgin Islands International Business Company ("Buller").

         WHEREAS, pursuant to paragraph (k)(1) of Rule 13d-1 promulgated under
Section 13d(1) of the Securities Exchange Act of 1934, as amended (the "Act"), the parties hereto have decided to satisfy their filing obligations under the Act by a single joint filing.

         NOW, THEREFORE, the undersigned do hereby agree as follows:

         1. The schedule 13d ("schedule 13d") with respect to Pacific CMA, Inc., a Colorado corporation, to which this Agreement is attached as Exhibit 99.1, is filed on behalf of Mr. Lam and Buller.

         2. Each Mr. Lam and Buller is responsible for the completeness and accuracy of the information concerning such persons or entity contained therein; provided that each person is not responsible for the completeness of accuracy of the information concerning any other person making such filing.

         IN WITNESS THEREOF, the undersigned hereunto set their hands as of the date first written above.

                                By:   /S/ LAM KING KO, ALFRED
                                   ---------------------------------------------
                                          Lam King Ko, Alfred

                                By:   /S/ LAM KING KO, ALFRED
                                   ---------------------------------------------
                                          Lam King Ko, Alfred
                                          President
                                          Buller Services Corporation